UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2007

ORGANIC TO GO FOOD CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-21061	58-2044990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

3317 Third Avenue South
Seattle, Washington 98134
(Address of Principal Executive Offices) (Zip Code)

(206) 838-4670
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On December 15, 2007, Organic To Go Food Corporation, a Delaware corporation (the “Company”), entered into an employment agreement with Michael Gats under which Mr. Gats will serve as the Company’s Chief Financial Officer effective as of January 14, 2008.

Unless the employment agreement is terminated earlier in accordance with its terms, the Company will employ Mr. Gats until January 13, 2010. After January 13, 2010, the employment agreement will automatically renew for successive 1 year terms unless either party gives the other written notice of its election not to renew the agreement.

Pursuant to the employment agreement, the Company is obligated to pay Mr. Gats a base salary of $235,000 per year, subject to annual increases at the discretion of the Company’s Chief Executive Officer. In addition, Mr. Gats is eligible to receive a cash incentive bonus determined in accordance with the following formula:

•	25% is based on Mr. Gats achieving certain performance goals mutually agreed upon by him and the Chief Executive Officer each year;
•	25% is determined at the sole discretion of the Chief Executive Officer; and
•	50% is based on achievement of performance goals set by the Company, which will be mutually agreed upon by Mr. Gats and the Chief Executive Officer at the beginning of each year.

The Company will also provide Mr. Gats and his family with certain health benefits and Mr. Gats is entitled to receive reimbursements for all necessary and reasonable business, travel and entertainment expenses that he incurs or he pays for on the Company’s behalf.

Subject to approval by the Company’s Board of Directors, Mr. Gats will receive nonqualified stock options to purchase 300,000 shares of common stock of the Company issued pursuant to the Company’s 2007 Equity Participation Plan, which shall vest in accordance with the terms of the employment agreement.

Subject to the approval of the Company’s Board of Directors and pursuant to a Restricted Stock Purchase Agreement, effective as of Mr. Gats’ first day of employment, the Company will issue Mr. Gats 39,375 unregistered shares of common stock of the Company.

In the event that Mr. Gats’ employment with the Company is terminated due to “Permanent Disability” (as defined in the agreement), or for any other reason other than for “Cause,” Mr. Gats will be entitled to receive his base salary in accordance with the Company’s standard payroll procedures for six (6) months following the date of termination.

Mr. Gats’ employment agreement contains restrictive covenants preventing him from:

•	competing with the Company during his employment and for a period of 6 to 12 months after termination of his employment;
•
soliciting any person employed by the Company, any sales representative or consultant of the Company, or any client, customer or supplier of the Company during his employment and for a period of 6 to 12 months after termination of his employment; and

•	using the Company’s confidential business information at any time, except in connection with the performance of his duties for the Company.

The foregoing description of the agreement is qualified in its entirety by reference to the provisions of Mr. Gats’ employment agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As is more fully described in Item 1.01 above, which disclosures are incorporated by reference herein, the Company appointed Michael Gats to serve as the Company’s Chief Financial Officer effective January 14, 2008. On that same date, Jason Brown will resign as the Company’s Chief Financial Officer. Mr. Brown will continue to serve as the Company’s Chief Executive Officer and Chairman.

Michael Gats, 49, has over 26 years experience in accounting and finance. Prior to joining the Company, Mr. Gats served as Chief Financial Officer, Vice President and Corporate Secretary of Cutter & Buck, Inc., which was a publicly traded company operating in the sportswear and outerwear industry. Before joining Cutter & Buck in 1999, Mr. Gats was Chief Financial Officer at a privately held food manufacturing and distribution company, Director of Finance at a Seattle-based apparel company and spent ten years in public accounting with KPMG. He received a Bachelors degree in business with a major in accounting from Gonzaga University.

There is no arrangement or understanding between Mr. Gats and any executive officer or director of the Company. There are no family relationships among Mr. Gats and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Gats which would be reportable pursuant to Item 404(a) of Regulation S-B promulgated under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement by and between Michael Gats and Organic To Go Food Corporation, dated December 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANIC TO GO FOOD CORPORATION

Date: December 19, 2007	By:	/s/ Jason Brown
Jason Brown
Chief Executive Officer

Exhibit Index

10.1	Employment Agreement by and between Michael Gats and Organic To Go Food Corporation, dated December 15, 2007.